BioSpecifics Technologies Corp. Announces Appointment of Max Link, Ph.D. to Board of Directors

LYNBROOK, NY – August 5, 2014 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced the appointment of Max Link, Ph.D. to its Board of Directors, effective August 4, 2014, with a term of office expiring and to be renewed at the 2016 Annual Meeting of Stockholders. BioSpecifics also announced today that as of August 15, 2014, Henry G. Morgan will retire from the Board of Directors after 24 years of service but will continue to act in a consulting capacity.

Effective upon Mr. Morgan’s retirement and in addition to serving as a Class II director, Dr. Link will be appointed as Chair of the Compensation Committee and as the Audit Committee Financial Expert.

“Max brings an unparalleled level of experience to BioSpecifics having served on the executive team and Board of Directors of some of the most respected companies in our industry. We feel privileged to welcome him to the Board and believe he will offer valuable insight as we pursue our corporate strategy going forward,” reflected Thomas L. Wegman, President of BioSpecifics. “We want to sincerely thank Henry Morgan for his many years of exceptional guidance and insight through often challenging circumstances.”

Dr. Max Link has been actively involved as a Director in numerous biopharmaceutical and medical device companies including Discovery Laboratories, Celsion Corporation, CytRx, and Alexion Pharmaceuticals, where he has served as a director since 1992 and as the Chairman since 2002. From March 2002 until its acquisition by Zimmer Holdings, Dr. Link served as Chairman and CEO of Centerpulse, Ltd., a medical implant company. From May 1993 until June 1994, he served as the CEO of Corange Ltd, the holding company for Boehringer Mannheim, Boehringer Mannheim Diagnostics and Depuy International. From 1992 to 1993, Dr. Link was the Chairman of Sandoz Pharma, Ltd, where he also served as CEO and a member of the Executive Board of Sandoz Ltd. for five years. Prior to 1987, Dr. Link served in various capacities with the U.S. operations of Sandoz, including President and CEO. Dr. Link holds a Ph.D. in economics from the University of St. Gallen.

“I am honored to be joining the BioSpecifics’ Board of Directors at a time when XIAFLEX is gaining credible commercial and development traction. I have been following the Company for many years through continued profitability and success, and I look forward to offering guidance to maintain this momentum as we await regulatory reviews to broaden XIAPEX in Europe and XIAFLEX into Japan, and push forward in new clinical and preclinical indications,” commented Dr. Link.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrium AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, and pending applicable regulatory approvals for the treatment of Dupuytren's contracture and Peyronie's disease in each region, Actelion Pharmaceuticals Ltd. has rights in Canada and Australia and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com